Exhibit 21.1

Subsidiaries of the Registrant

Imperium Grays Harbor, LLC, a Washington limited liability company

Imperium Renewables Hawaii LLC, a Hawaii limited liability company

Imperium Services LLC, a Washington limited liability company

Seattle Biodiesel LLC, a Washington limited liability company

Imperium Process Technologies LLC, a Nevada limited liability company

Imperium Logistics, LLC, an Oregon limited liability company

Imperium Renewables Tri-State, LLC, a Pennsylvania limited liability company

IGH Investment Company, LLC, a Delaware limited liability company

Imperium Renewables Argentina S.A., an Argentina sociedad anómina

Imperium Renewables Chilie S.A., a Chile sociedad anómina